CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,500,000,000	$194,700

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-237082

PRICING SUPPLEMENT NO. 1 DATED MAY 8, 2020

TO PROSPECTUS DATED MARCH 11, 2020, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED MARCH 11, 2020, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER

DATED MARCH 11, 2020

U.S. Bancorp

Medium-Term Notes, Series AA (Senior)

Medium-Term Notes, Series BB (Subordinated)

This pricing supplement supplements the terms and conditions in the prospectus, dated March 11, 2020, as supplemented by the prospectus supplement, dated March 11, 2020, and relates to the offering and sale of $1,500,000,000 1.450% Senior Notes due May 12, 2025 (the “Notes”) of U.S. Bancorp (“USB” or the “Company”).

CUSIP No.:	91159HHZ6

Series:

☒ Series AA (Senior)
☐ Series BB (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,500,000,000

Trade Date:	May 8, 2020

Original Issue Date:	May 12, 2020

Redemption Date:	April 11, 2025

Maturity Date:	May 12, 2025

Interest Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ CDOR Note
☐ LIBOR Note
☐ SOFR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ Treasury Rate Note
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$2,160,000

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

$1,498,275,000 / 99.885%

Proceeds to the Company (Before Expenses):	$1,496,115,000

Interest Rate/Initial Interest Rate:	1.45%

Interest Payment Dates:	Semiannually, on the 12th of May and November beginning November 12, 2020

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Minimum Interest Rate:

Day Count:	30/360

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

The Notes are not savings accounts, deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The Notes are not secured.

Investing in the Notes involves risks. Potential purchasers of the Notes should consider the information set forth in the “Risk Factors” section beginning on page S-3 of the accompanying prospectus supplement and the discussion of risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the accompanying prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note(1)	Total
Price to Public	99.885%	$1,498,275,000
Agents’ Commission or Discount	0.144%	$2,160,000
Net Proceeds (Before Expenses) to the Company	99.741%	$1,496,115,000

(1)	Plus accrued interest, if any, from May 12, 2020, if settlement occurs after that date.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about May 12, 2020.

Joint Book-Running Managers

U.S. Bancorp Investments, Inc.	Barclays Capital, Inc.	Morgan Stanley & Co. LLC

Co-Managers

Academy Securities, Inc.	Siebert Williams Shank & Co., LLC

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$742,500,000
Barclays Capital, Inc.	$371,250,000
Morgan Stanley & Co. LLC	$371,250,000
Academy Securities, Inc.	$7,500,000
Siebert Williams Shank & Co., LLC	$7,500,000

Total	$1,500,000,000

Delivery Instructions: DTC # 0280

/s/ John C. Stern	(authorized officer)

/s/ Joseph M. Tessmer	(authorized officer)

LEGAL MATTERS

In the opinion of Mayer Brown LLP, as counsel to the Company, when the Notes offered by this pricing supplement have been executed and delivered by the Company and authenticated by the trustee in accordance with the indenture and when payment therefor is received by the Company, the Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

This opinion is given as of the date hereof and is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the opinion of such counsel dated March 11, 2020, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2020.

PS-2